Exhibit 99.1

Investor Contact: Hayden IR Jeff Stanlis, Partner and VP of Communications (602) 476-1821 jeff@haydenir.com
Press Release For Immediate Release

NewCardio Completes $2.9 Million Private Placement

Officers and Current Shareholders Participate In Offering to Provide Additional Proceeds to Commercialize Products Surrounding Technology Platform

SANTA CLARA, CA. (September 18, 2009) – PR Newswire – NewCardio, Inc., (OTC BB: NWCI) a cardiac diagnostic technology provider, today announced that it closed a private placement financing with institutional and other accredited investors, including members of NewCardio’s management team and board of directors, who purchased over half of the offering. Gross proceeds of approximately $2.9 million were generated through the issuance of approximately 2,900 shares of a new Series C Convertible Preferred Stock at $1,000 per share and convertible into approximately 2.9 million common shares, together with approximately 2.9 million common stock purchase warrants having an exercise price per share of $1.20.  The Benchmark Company LLC served as the placement agent, who engaged Hallmark Investments as a selected dealer in this transaction.

Branislav Vajdic, PhD, NewCardio’s Chief Executive Officer, commented, “The successful completion of this transaction, despite the difficult economic conditions and the challenges small companies face in securing additional growth capital, demonstrates the confidence management, our board of directors, and these accredited investors have in NewCardio’s platform technology and the opportunities in front of us.”

The securities issued in the private placement are not registered under the United States Securities Act of 1933 or the securities laws of any other jurisdiction. Accordingly, these securities may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements.  Transfer and other disposition of the Series C Convertible Preferred Stock and warrants are also subject to certain limitations that continue during months 7-12 after issuance, based on the trading price and volume of the Company’s publicly traded common shares.  For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about September 15, 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the last 90 days, NewCardio has experienced a series of successes in adoption by key industry players in the life science market, including a top-five largest pharmaceutical company. The Company has entered into three master services agreements for the integration of QTinno™ into product and service offerings of two top-five largest Contract Research Organizations (CROs) as well as a cardiac safety and clinical trials service provider. Management expects to formalize additional agreements as the industry begins to realize the benefits and potential of QTinno™ in advancing the current cardiac safety analysis approaches. This expectation is supported by positive feedback from a recent presentation of the QTinno™ technology and validation results with the FDA.

About NewCardio, Inc.
NewCardio is a cardiac diagnostic and services company focused on the development of a proprietary platform technology to provide higher accuracy to, and increase the value of, the standard 12-lead electrocardiogram (ECG). NewCardio's development-stage software and hardware products and services are intended to improve the diagnosis and monitoring of cardiovascular disease (CVD), as well as cardiac safety assessment of drugs under development. NewCardio's three-dimensional ECG platform is designed to reduce the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect. For more information, visit www.newcardio.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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